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                                                                     Exhibit 2.1



                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT is entered into as of October 2, 2003, by and among Dan J. and Denise L. Costa, as trustees of the Dan J. and Denise L. Costa 1997 Family Trust and Douglas Vient as trustee of the Kelsie L. Costa Trust and the Daniel S. Costa Trust (each such trust, a "Seller" and, collectively, the "Sellers"), Royal Robbins, Inc., a California corporation (the "Target"), and Phoenix Footwear Group, Inc., a Delaware corporation (the "Buyer"). The Buyer, the Target and the Sellers are referred to collectively herein as the "Parties." Dan J. Costa is also joined as a party to this Agreement solely to accept the duties herein of the "Sellers' Agent" defined and set forth in Section 8, and in his individual capacity to the extent expressly provided herein.

      The Sellers own all of the outstanding capital stock of the Target.

      This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target in return for the consideration set forth therein.

      In order to assure the Buyer of the Sellers' performance of their obligations hereunder, concurrently herewith, Dan J. Costa ("Guarantor") (who is an officer and director of Target and a significant beneficial owner of Target's capital stock) has concurrently herewith executed a Guaranty (the "Guaranty") in favor of the Buyer, pursuant to which he has guaranteed performance of Sellers' obligations hereunder as set forth therein.

      As a material inducement to the Buyer to enter into and perform its obligations hereunder, it is a condition to Closing that Dan J. Costa, execute and deliver to the Buyer and Target a Non-Competition and Confidentiality Agreement in the form of EXHIBIT A annexed hereto (the "Non-Competition Agreement") and that such agreement be in full force and effect.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

      1. Definitions.

            "Acceleration Event" has the meaning set forth in Section 2(c)(v).

            "Acquisition Proposal" has the meaning set forth in Section 5(h).

            "Additional Consideration" has the meaning set forth in Section
2(c).


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            "Adverse Consequences" means all actions, suits, proceedings, hearings, charges, complaints, injunctions, judgments, orders, decrees, rulings, out of pocket costs, losses, Taxes, fines, liens, liabilities, obligations, damages, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, in each case after taking into account any insurance proceeds received by the indemnified party and any related tax benefits.

            "Affiliate" of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" including, with correlative means, the terms "controlled by" and "under common control with", as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. References to Target's "Post-Closing Affiliates" means each Person who becomes an Affiliate of Target immediately following the Closing of the transactions contemplated hereunder.

            "Agreement" means this Stock Purchase Agreement, including the exhibits and schedules hereto, as it may be amended or modified from time to time as permitted herein.

            "Award Letter" has the meaning set forth in Section 5(g).

            "Benefit Arrangement" means any plan, agreement, arrangement or practice providing for insurance coverage (including any self-insured plan, agreement, arrangement or practice), supplemental unemployment benefits, deferred compensation, bonuses, stock options, stock purchases, "parachute payments" (within the meaning of Code Section 280G), or other form of incentive or post-employment compensation or benefits, which (a) is not a Employee Benefit Plan, and (b) covers or may provide benefits to any employee or prior employee.

            "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close in the State of California.

            "Buyer" has the meaning set forth in the preface above.

            "Buyer Indemnitees" has the meaning set forth in Section 9(b)(i).

            "Buyer Shares" has the meaning set forth in Section 2(b) below.

            "CERCLA" has the meaning set forth in Section 4(z)(iii) below.

            "Change of Control" means (a) any transaction or series of related transactions (including a merger, consolidation or tender offer) relating to the Target which results in Buyer or any of its Affiliates not holding at least 50.1% of the voting power of the surviving or acquiring entity; or (b) a sale of all or substantially all of the assets of Target to any one other than Buyer or one of its Affiliates.

            "Claim" has the meaning set forth in Section 9(d) below.


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            "Claim Notice" has the meaning set forth in Section 9(d) below.

            "Closing" has the meaning set forth in Section 2(d) below.

            "Closing Date" has the meaning set forth in Section 2(d) below.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Commission" means Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            "Commitment Letter" means a commitment letter dated September 23, 2003 issued to Buyer by Manufacturers and Traders Trust Company.

            "Confidential Information" means any information concerning the businesses and affairs of Target that is not already generally available to the public.

            "Confidentiality Agreement" has the meaning set forth in Section 5(l) below.

            "Consulting Agreement" has the meaning set forth in Section 7(a)(vi) below.

            "Contingent Earn-Out Amount" has the meaning set forth in Section 2(c).

            "Contingent Earn-Out Amount Statement" has the meaning set forth in
Section 2(c)(ii).

            "Dispute Notice" has the meaning set forth in Section 2(c)(iii).

            "Earn-Out Letter of Credit" has the meaning set forth in Section 7(b)(vi).

            "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan or (b) Employee Welfare Benefit Plan.

            "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

            "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

            "Environmental, Health, and Safety Requirements" shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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            "ERISA Affiliate" means, with respect to any Person, any other
Person that is a member of a "controlled group of corporations" trade or business under Code Section 414(b) or (c), or is a member of the same "affiliated service group" with such Person (under Code Sections 414(b), 414(m), 414(o)) or any other entity aggregated with such Person under Code Section 414(a).

            "Exclusivity Period" means the period between (a) the date hereof and (b) the later to occur of the third (3rd) full Business Day after the satisfaction of the condition in Section 7(a)(xii) and October 8, 2003, provided, however, if Buyer irrevocably waives the financing condition in
Section 7(a)(xi) at any time prior thereto, the Exclusivity Period shall continue until the termination of this Agreement in accordance with its terms.

            "Fiduciary" has the meaning set forth in ERISA Section 3(21).

            "Financial Statements" has the meaning set forth in Section 4(f) of this Agreement

            "Fiscal Year Period" has the meaning set forth in Section 2(c).

            "Fiscal Year End Balance Sheet Date" means May 31, 2003.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time.

            "Gross Profits" means, with respect to the applicable period (a) Revenue, minus (b) the cost of goods for such Revenue, any markdowns by Target and its Post-Closing Affiliates of Royal Robbins Line Products and write-offs by Target and its Post-Closing Affiliates of accounts receivable arising from the sale of Royal Robbins Line Products in excess of 1% of such Revenue, with all of the foregoing determined in accordance with GAAP consistently applied in accordance with the Financial Statements for the fiscal year ended May 31, 2003.

            "Guarantor" has the meaning set forth in the recitals to this Agreement.

            "Guaranty" has the meaning set forth in the recitals to this Agreement.

            "Indemnified Party" has the meaning set forth in Section 9(d) below.

            "Indemnifying Party" has the meaning set forth in Section 9(d) below.

            "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, United States, foreign and international patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and slogans embodying business and product goodwill or indications of origin, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all United States, foreign and international applications, registrations and renewals in connection therewith, (c) all rights to use the personal name, biography and/or picture or likeness of any individual in any media in connection with the Target's business, (d) all copyrightable works, all copyrights, and all United States, foreign and international


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applications, registrations and renewals in connection therewith, (e) all trade secrets, including confidential and other non-public information, customer and supplier, manufacturing and foreign agent lists, pricing, cost, product and design information and business and marketing plans and proposals and the right in any jurisdiction to limit the use of disclosure thereof, (f) all data base rights, (g) Internet web sites, domain names and registrations or application for registration thereof, (h) all other proprietary rights and (i) all copies and tangible embodiments thereof (in whatever form or medium).

            "July 31, 2003 Financial Statements" has the meaning given thereto in Section 4(f).

            "Knowledge" means actual knowledge of (a) Dan J. Costa, Francisco Morales and Loren White when used with respect to the Target (b) James Riedman, Greg Tunney and Ken Wolf when used with respect to Buyer or (c) Dan J. Costa when used with respect to a Seller, in each of the foregoing cases after reasonable investigation by such Person.

            "Leases" has the meaning set forth in Section 4(k) below.

            "Legal Requirements" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty.

            "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

            "Material Adverse Effect" or "Material Adverse Change" means, with respect to any entity other than Sellers, any occurrence, incident, action, failure to act, event, change or effect that is, or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of such entity and its subsidiaries, taken as a whole, except changes solely to the extent resulting from (a) changes in general economic conditions, financial markets or the industry in which the entity operates, (b) the announcement or other disclosure of this Agreement or consummation of the transactions contemplated by this Agreement, or (c) in the case of Buyer, any change in the trading price or trading volume of Buyer's common stock. With respect to Sellers, "Material Adverse Effect" or "Material Adverse Change" means the revocation of any Seller as a trust or any other event, change or effect that would adversely affect the ability of any Seller to consummate timely the transactions contemplated hereby.

            "May 31, 2003 Financial Statements" has the meaning given thereto in
Section 4(f).

            "Most Recent Balance Sheet" has the meaning given thereto in Section 4(f).

            "Most Recent Balance Sheet Date" means July 31, 2003. "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

            "Non-Competition Agreement" has the meaning given thereto in the recitals of this Agreement.


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            "Ordinary Course of Business" means the ordinary course of business of Target consistent with its past custom and practice (including with respect to quantity and frequency).

            "Parties" has the meaning set forth in the preface above.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "Permitted Encumbrance" means (a) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (b) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the use of such property in Target's business, (c) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, to the extent that the payment thereof is not in arrears, (d) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, and (e) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens to the extent that the payment thereof is not in arrears and (f) the security interest on Target's assets held by Comerica Bank as security for Target's revolving line of credit facility other than any reimbursement or other obligations related to the 5.11 Letters of Credit.

            "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

            "Prohibited Transaction" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

            "Purchase Price" has the meaning set forth in Section 2(a).

            "Qualified Plan" has the meaning set forth in Section 5(h)(i).

            "Reportable Event" has the meaning set forth in ERISA Section 4043.

            "Royal Robbins Line Products" means Spring, Summer, Fall and Winter lines of outdoor leisure sportswear and any related products sold by Buyer, Target or any of their respective Affiliates from time to time that bear a Royal Robbins Mark or which are private label products derived from products that bear or have borne the Royal Robbins Mark or use the Royal Robbins product sourcing or designs or are distributed through the Royal Robbins customer base.

            "Royal Robbins Mark" means those trademarks listed on SCHEDULE A attached hereto.

            "Revenue" means gross sales recognized by Target and its Post-Closing Affiliates from the sale of Royal Robbins Line Products less discounts and rebates with respect to such sales and actual returns of Royal Robbins Line Products included therein or allowances therefor determined in accordance with GAAP consistently applied in accordance with the Financial Statements for the Fiscal Year ended May 31, 2003, excluding, however, all royalty, licensing and similar types of revenue other than royalty revenue recognized from a License Agreement


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dated September 24, 2003 between Target and Global Sourcing Design, Inc.
Notwithstanding the foregoing, reductions to gross sales shall not include account reclassifications related to discounts, rebates, promotional allowances, credits or markdowns as may be required by GAAP historically accounted for in marketing, advertising or sales department expense budgets as indicated in the Deloitte & Touche Information Memorandum dated June, 2003.

            "Rule 144" means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

            "SEC Filings" has the meaning set forth in Section 3(b)(x) below.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Security Interest" means any mortgage, pledge, security interest, lien, encumbrance, adverse claim, levy, charge or other encumbrance of any kind or any conditional sales contracts, title retention contract or other contract to give or refrain from giving any of the foregoing.

            "Seller" has the meaning set forth in the preface above.

            "Sellers' Agent" means the agent and attorney in fact for the Sellers, who shall be Dan J. Costa unless and until such agency is changed by the Sellers upon written notice to the Buyer.

            "SWDA" has the meaning set forth in Section 4(z)(iii) below.

            "Target" has the meaning set forth in the preface above.

            "Target 2004/2005 Budget" has the meaning set forth in Section 6(d)(i).

            "Target Disclosure Schedules" has the meaning set forth in Section
4.

            "Target Phantom Stock Plan" means the Royal Robbins Phantom Stock Plan adopted as of September 21, 2001.

            "Target Share" means any share of the capital stock of the Target.

            "Tax" or "Taxes" means (a) any United States federal, state, local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume, or succeed to the Tax liability of any other Person; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability,


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of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (c) any liability for or in respect of the payment of any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract or otherwise.

            "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

            "Tax Return" means any return, declaration, report, form, claim for refund or other information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment or supplement of any of the foregoing filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

            "Treasury Regulations" means the regulations promulgated or proposed by the United States Treasury Department under the Code.

            "2004 Fiscal Year Period" has the meaning set forth in Section 2(c).

            "2005 Fiscal Year Period" has the meaning set forth in Section 2(c).

            "401(k) Plan" has the meaning set forth in Section 5(m) below.

            "5.11" means 5.11, Inc., a California corporation.

            "5.11 Business" means the business operated by 5.11 consisting of the manufacture, design, promotion, production, marketing, sale, sourcing and/or distribution of clothing, accessories and uniforms for use in the public safety and/or military markets.

            "5.11 Business Transfer" means the transfer by Target of the assets and liabilities of the 5.11 Business to 5.11 pursuant to the 5.11 Transfer Agreement.

            "5.11 Letters of Credit" means those letters of credit issued by Comerica Bank or any other financial institution on the account of Target for
5.11 and for the benefit of any customer, vendor or manufacturer of 5.11 or other Person to secure, support or otherwise stand behind any obligation or credit of 5.11 or for which Target has any Liability or potential Liability.

            "5.11 Transfer Agreement" means the Agreement Regarding Assignment of Business Assets and Assumption of Obligations dated June 1, 2003, as it may be amended at the Closing, between the Target and 5.11, including the exhibits and schedules thereto.

      2. Purchase and Sale of Target Shares.

            (a) Basic Transaction and Purchase Price. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and each Seller agrees to sell to the Buyer, all of its Target Shares, free and clear of any Security Interest, except


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for restrictions on transfer imposed by applicable securities laws, for the consideration comprised of the Purchase Price and the Additional Consideration, each as defined and specified below in this Section 2. The "Purchase Price" shall be an aggregate amount equal to $6,250,000 less the amount to be paid by the Buyer under Sections 7(b)(v) and 7(b)(ix) below which shall include the amount Target withholds from the "Closing Bonus" payment pursuant to the terms of the Award Letters.

            (b) Payment of the Purchase Price. The Buyer agrees to deliver to the Sellers at the Closing (i) the Purchase Price less $500,000 by wire transfer of immediately available cash and (ii) $500,000 by issuance of the number of Buyer's shares of common stock (the "Buyer Shares") equal to $500,000, divided by the average closing price per share of the Buyer's common stock on the American Stock Exchange over the ten (10) day trading period ending on the second to last day prior to the Closing. The Purchase Price shall be allocated among the Sellers on a pro rata basis corresponding to the number of Target Shares held by each Seller, as set forth on SCHEDULE B hereto.

            (c) Contingent Earn-Out Amount. In addition to the Purchase Price, so long as for each of the fiscal years ended May 31, 2004 and May 31, 2005, respectively (each, a "Fiscal Year Period"), the Target and its Post-Closing Affiliates recognizes Gross Profits of at least $7,763,900 for the Fiscal Year Period ending May 31, 2004 (the "2004 Fiscal Year Period") and at least $8,587,200 for the Fiscal Year Period ending May 31, 2005 (the "2005 Fiscal Year Period"), the Buyer shall pay or cause to be paid to the Sellers the amounts set forth on SCHEDULE C attached hereto opposite the amount of Gross Profit recognized by Target and its Post-Closing Affiliates for such Fiscal Year Period (the "Contingent Earn-Out Amount"), which amount shall be reduced one dollar ($1.00) for each dollar ($1.00) paid in respect of the payments referenced in the Award Letters. The amount payable to the Sellers under this Section 2(c), if any, is referred to herein as "Additional Consideration." For purposes of clarity, if such Gross Profits in the 2004 Fiscal Year Period are less than $7,763,900, but Gross Profits for the 2005 Fiscal Year Period are at least $8,587,200, a Contingent Earn-Out Amount for the 2005 Fiscal Year Period shall be due in accordance with SCHEDULE C and the other terms herein.

                  (i) Subject to Buyer's right of offset as provided in Section 9(d)(ii) of this Agreement, the Buyer shall pay or cause to be paid any Additional Consideration that may be due hereunder in cash (by cashier's or certified check) or, if requested by the Sellers' Agent, by wire transfer of immediately available funds to an account or accounts specified by the Sellers' Agent for the benefit of the Sellers.

                  (ii) Payments by Buyer to the Sellers of Additional Consideration that may be due under this Section 2(c) shall be made on or before the thirtieth (30th) day after the end of the Fiscal Year Period for which such payment is due. In connection with the making of each payment by the Buyer to the Sellers under this Section 2(c), the Buyer shall deliver to the Sellers a statement in the form of SCHEDULE D attached hereto (the "Contingent Earn-Out Amount Statement") setting forth the computation of the applicable Contingent Earn-Out Amount and the amount payable as Additional Consideration and under the Award Letters for such Fiscal Year Period, together with the financial information used in making such computations.


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                  (iii) The Buyer's computation of any payment under this
Section 2(c) shall be conclusive and binding upon the Parties unless, within fifteen (15) Business Days following the Sellers' receipt of the Contingent Earn-Out Amount Statement and the Additional Consideration payment, the Sellers' Agent notifies the Buyer in writing (the "Dispute Notice") that it disagrees with the Buyer's computations in the Contingent Earn-Out Statement; provided, that during the fifteen (15) Business Day period set forth above, upon reasonable advance written request by the Sellers' Agent, the Sellers' Agent shall be given reasonable access to the Buyer's books and records to the extent necessary to enable the Sellers' Agent to verify the information and computations in the Contingent Earn-Out Amount Statement. The Dispute Notice shall include a schedule setting forth in the computations by the Sellers' Agent of the applicable Contingent Earn-Out Amount, the amount payable as Additional Consideration and under the Award Letters for the Fiscal Year Period, together with supporting financial information used in making its computations. Unless within fifteen (15) Business Days following the Buyer's receipt of the Dispute Notice, the Buyer notifies the Sellers' Agent in writing that it agrees with the Sellers' computations therein, the Buyer and the Sellers' Agent shall request a national firm of independent certified public accountants mutually agreeable to the Buyer and the Sellers' Agent to compute the applicable Contingent Earn-Out Amount, the amount payable as Additional Consideration and under the Award Letters, if any, as promptly as possible, which computation shall be conclusive and binding upon the Buyer and the Sellers in the absence of manifest error. In the event that the Buyer and the Sellers' Agent cannot agree on such a national firm of independent certified public accountant, the names of the national accounting firms, exclusive of any such firm which is rendering or has in the past three (3) years rendered services to the Buyer or the Sellers or their respective Affiliates, shall be selected by lottery until one such firm is willing to compute the disputed payments for purposes of this Agreement. The expenses of any such national accounting firm selected by the Buyer and the Sellers' Agent to resolve computational disputes hereunder shall be borne equally by the Buyer and the Sellers.

                  (iv) In the event the amount of any Additional Consideration to be paid by the Buyer to the Sellers in accordance with this Section 2(c) is recomputed in accordance with subsection (iii) above, the adjustment to the amount of Additional Consideration shall be paid by the Buyer to the Sellers within ten (10) Business Days after the date of final recomputation of such payment. If such final determination of the Additional Consideration exceeds the Buyer's original computation of such Additional Consideration and any payment due under the Award Letters by more than ten percent (10%), then the Additional Consideration and any payment due under the Award Letters shall also include interest on such difference from the date upon which the original computation was delivered by the Buyer to the Sellers to the date of payment of the Additional Consideration and any payment due under the Award Letters, at a rate of ten percent (10%) per annum.

                  (v) The occurrence of any of the following after the Closing and prior to the first date on which no Additional Consideration payment is due hereunder shall constitute an "Acceleration Event" with respect to this subsection (c):

                        (A) the Buyer's failure to pay any Additional Consideration that is not subject to a bona fide dispute as to Sellers' rights thereto (including any dispute as to the calculation thereof or any claim of set-off thereto by Buyer), provided Sellers' Agent has first


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given Buyer three (3) Business Days advance notice of its failure to make such payment and such payment has not been made within such three (3) Business Day period;

                        (B) the Buyer's failure to renew or maintain an Earn-Out Letter of Credit or notice from the issuer of the Earn-Out Letter of Credit that it will be terminated, unless prior to such termination Buyer causes a new Earn-Out Letter of Credit in the amount required by Section 6(e) below to be issued;

                        (C) the Buyer or Target applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for itself or a substantial part of its property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for it, or for a substantial part of its property and is not discharged or dismissed within thirty (30) days;

                        (D) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Buyer or Target, and if instituted against the Buyer or Target, such proceeding continues undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) days; or

                        (E) a Change of Control is consummated unless the acquiring Person in the Change of Control transaction expressly affirms or assumes in writing all obligations of Buyer hereunder related to the Additional Consideration and amounts due under the Award Letters from and after the date of consummation of such transaction.

            Upon the occurrence of an Acceleration Event after the Closing and prior to May 31, 2004, then for purposes of determining the Contingent Earn-Out Amount for the 2004 Fiscal Year Period and the 2005 Fiscal Year Period, the Target and its Post-Closing Affiliates shall be deemed to have recognized the Gross Profit actually recognized by Target and its Post-Closing Affiliates for that portion of the 2004 Fiscal Year Period that ends as of the last day of the month ended immediately prior to the occurrence of such Acceleration Event and the highest amount of Gross Profit budgeted in the Target 2004/2005 Budget for the RR Product Line for remainder of the 2004 Fiscal Year Period after such month end and for the entire 2005 Fiscal Year Period. Upon the occurrence of an Acceleration Event after May 31, 2004 and prior to May 31, 2005, then for purposes of determining the Contingent Earn-Out Amount for the 2005 Fiscal Year Period, the Target and its Post-Closing Affiliates shall be deemed to have recognized the Gross Profit actually recognized by Target and its Post-Closing Affiliates for the 2005 Fiscal Year Period that ends as of the last day of the month ended immediately prior to the occurrence of such Acceleration Event and the highest amount of Gross Profit budgeted in the Target 2004/2005 Budget for the RR Product Line for the remainder of the 2005 Fiscal Year Period after such month end. If the Acceleration Event results from the circumstances described in
(A), (B), (C) or (D) above, then the amount due to the Sellers as Additional Consideration shall become immediately due and payable and Sellers' Agent may make a draw under the Earn-Out Letter of Credit in an amount up to the Additional Consideration due it under Section 2(c). If the Acceleration Event results from circumstances described in (E) above, then the amount due to the Sellers as Additional Consideration shall be payable at the time otherwise provided in this


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Section 2(c), provided that the Target or the acquiring entity continues or replaces the Earn-Out Letter of Credit with a new letter of credit which is on the same terms as the Earn-Out Letter of Credit and otherwise complies with the required face amount thereof in accordance with Section 6(e) below. Payments determined in accordance with this subsection shall be in full satisfaction of all Additional Consideration payments due hereunder.

                  (vi) Notwithstanding anything to the contrary in this Agreement, Buyer's obligation to pay the Additional Consideration shall be subject to the Buyer's right of offset as provided in Section 9(d)(ii) of this Agreement.

                  (vii) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the right to receive the Additional Consideration represents additional purchase price consideration and not a royalty payment. The Parties agree to file Tax Returns that are consistent with the characterization of the Additional Consideration as additional purchase price consideration and not a royalty payment.

            (d) The Closing. The closing of the sale of the Target Shares to the Buyer (the "Closing") shall take place at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025 commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date").

            (e) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Sellers will deliver to the Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Sellers the Purchase Price specified in Section 2(b) above and certificates representing the Buyer Shares issuable to them hereunder.

      3. Representations and Warranties Concerning the Transaction.

            (a) Representations and Warranties of the Sellers. Each Seller represents and warrants to the Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement with respect to itself, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in the Seller Disclosure Schedules.

                  (i) Organization and Authority of Sellers. Such Seller is duly established and validly existing as a revocable trust under the laws of the State of California. Dan J. and Denise L. Costa are the duly appointed and properly acting trustees of the Dan J. and Denise L. Costa 1997 Family Trust, and Douglas C. Vient is the duly appointed and properly acting trustee of the Kelsie L. Costa Trust and the Daniel S. Costa Trust. The trustee of each


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Seller has the full power and authority to execute this Agreement and perform all of such respective Seller's obligations contemplated hereby, pursuant to the currently effective trust agreement for such Seller.

                  (ii) Valid Agreement. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government, governmental agency, court, judicial officer, trust beneficiary or anyone else in order to execute and deliver this Agreement and consummate the transactions contemplated hereby.

                  (iii) Noncontravention. Neither such Seller's execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which such Seller is subject, or any provision of its trust agreement (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Security Interest upon or with respect to the Target Shares.

                  (iv) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Target could become liable or obligated.

                  (v) Target Shares. Such Seller, together with the other Sellers, hold of record and own beneficially all of the outstanding Target Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any capital stock of the Target (other than this Agreement). Seller has full voting power over the Target Shares and is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Target Shares. Other than this Agreement, there is no agreement between any Seller and any other Person with respect to the disposition of the Target Shares.

                  (vi) Amounts Owed to Sellers. Target does not owe and is not obligated to pay such Seller or any of its Affiliates or beneficiaries or their Affiliates any amount, and none of such Persons has any claim of any kind against the Target or any officer or director of Target. Target has provided to Buyer true and complete copies of the promissory notes referred to in the Seller Disclosure Schedules and Section 7(b)(v) below.

                  (vii) Investment Representations.


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                        (A) Seller is acquiring the Buyer Shares allocable to it
for investment for its own account and not with a view to, or for resale in connection with, the distribution thereof in contravention of securities laws.

                        (B) Seller's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of his acquisition of the Buyer Shares. The Buyer has made available to Sellers and the Target, their legal and tax counsel, and Sellers' and the Target's advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, the Buyer and its representatives, about the Buyer and access to any information, documents, financial statements, records and books
(1) relative to the Buyer and its business and an investment in the Buyer, and
(2) necessary to verify the accuracy of any information furnished to Sellers and the Target, including, but not limited to the risk factors set forth in the Form S-3 Registration Statement of Buyer filed with the Commission on September 24, 2003.

                        (C) Seller's financial condition is such that it can afford to bear the economic risk of holding the Buyer Shares for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer a complete loss of its investment in the Buyer Shares.

                        (D) Seller is an "accredited investor" as defined in Rule 501 under the Securities Act.

                        (E) Seller has been advised that (1) the Buyer Shares have not been registered under the Securities Act or other applicable securities laws, (2) the Buyer Shares may need to be held indefinitely, and the Seller must continue to bear the economic risk of the investment in the Buyer Shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (3) when and if the Buyer Shares may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule and (4) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act.

                        (F) Seller acknowledges that the Buyer and its advisors will rely on the representations and warranties of Seller contained in this
Section 3(a)(vii) for purposes of determining whether the issuance of the Buyer Shares is exempt from registration under the Securities Act and other applicable securities laws.

                  (viii) No Material Adverse Change in Seller. Since the Fiscal Year End Balance Sheet Date, there has been no Material Adverse Change in any Seller.

                  (ix) 5.11 Ownership. Dan J. Costa hereby represents and warrants to Buyer that all of the issued and outstanding stock or other equity of 5.11 is owned of record and beneficially by those Persons listed in Section 3(a)(ix) of the Sellers' Disclosure Schedules.

            (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to each Seller that the statements contained in this
Section 3(b) are correct and complete


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                                       14
as of the date of this Agreement, and will be correct and complete as of the Closing Date as though made then and as though the Closing Date has been substituted for the date of this Agreement through this Section 3(b).

                  (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, and to authorize, issue, sell and deliver Buyer Shares to Sellers pursuant to this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for it to consummate the transactions contemplated by this Agreement, except with respect to the issuance of Buyer Shares as mentioned above any filings required under federal or state securities laws.

                  (iii) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under any material agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party.

                  (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                  (v) Sufficient Cash Resources. Subject to receiving the financing contemplated by the Commitment Letter, the Buyer has sufficient cash resources or immediate access to available credit (A) to pay the Purchase Price,
(B) to refinance all funded Target indebtedness and known Liabilities, including letters of credit other than the 5.11 Letter of Credit and (C) to pay any other cash payments contemplated by this Agreement for its own behalf or required to be paid by the Target on or after the Closing.

                  (vi) Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  (vii) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Buyer is required in connection with the offer, sale or issuance of the Buyer Shares, except for filings pursuant to applicable state securities laws and Regulation D of the Securities Act. Assuming that the representations of the Sellers set forth in Section 3 above are true and correct, the offer, sale, and issuance of the Buyer


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                                       15

Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and neither the Buyer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

                  (viii) Valid Issuance of Buyer Shares. The Buyer Shares, when issued, sold, and delivered to the Sellers in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

                  (ix) Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of (A) 500,000 shares of preferred stock, $.01 par value per share, of which no shares are outstanding; and (B) 50,000,000 shares of common stock, $.01 par value per share, of which 4,986,442 shares are issued and outstanding. In addition, as of the date hereof, Buyer has 1,000,000 shares of common stock authorized for issuance pursuant to its stock option plan, of which 488,656 shares will be reserved for options that are outstanding as of September 17, 2003. As of the date hereof, Buyer also has another 398,000 shares of common stock reserved for issuance pursuant to out-of-plan options to acquire shares of Buyer's common stock outstanding.

                  (x) SEC Reports. The Buyer or its predecessor has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Securities Exchange Act, as the case may be, since June 30, 2001 (collectively, the "SEC Filings"). Each SEC Filing since December 30, 2002 (A) as of its date, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, or, if filed subsequent to the date hereof, will not, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      4. Representations and Warranties of the Target. The Target represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedules delivered by the Sellers and the Target to the Buyer on the date hereof (the "Target Disclosure Schedules"). The Target Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4. The exceptions set forth in one section of the Target Disclosure Schedules need not be set forth in any other section thereof so long as its relevance to the latter section is reasonably apparent from the description contained within the Target Disclosure Schedules. Notwithstanding anything else herein to the contrary, as of and immediately following the Closing, the representations and warranties of the Target contained in this Section 4 shall expire as to Target and thereafter will be deemed to have been made by the Sellers as though made by them at the time this Agreement was executed and again at Closing, in all cases with full attribution of Target's Knowledge at all times.

            (a) Organization, Qualification, Corporate Power and Subsidiaries.


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                                       16

                  (i) The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Target is duly authorized to conduct business and is in good standing under the laws those jurisdictions listed in Section 4(a)(i) of the Target Disclosure Schedules and there are no other jurisdictions in which the failure to be so qualified would have a Material Adverse Effect on the Target. The Target has full corporate power and authority and all material licenses, permits and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Target has delivered to the Buyer correct and complete copies of the charter and bylaws of the Target (as amended to date). The Target is not in default under or in violation of any provision of its charter or bylaws.

                  (ii) Target does not own, beneficially, directly or indirectly, any equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture or any other legal entity.

            (b) Capitalization.

                  (i) As of the date hereof, the entire authorized capital stock of the Target consists of 1,068,760 Target Shares, 900,000 of which are issued and outstanding, and there are no Target Shares held in the treasury of Target. All of the outstanding Target Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Target to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities which could give rise to such rights.

                  (ii) Except for the Target Phantom Stock Plan and the Phantom Stock Agreements executed pursuant thereto, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Target. The Target has provided the Buyer with true and complete copies of the Target Phantom Stock Plan, the form of Award Letters required by Section 5(g) and all agreements executed by Target in connection with the award of phantom stock shares thereunder. Upon the Closing, Target's obligations and liabilities under the Target Phantom Stock Plan and all agreements executed by Target in connection therewith shall have terminated. Set forth in Section 4(b) of the Target Disclosure Schedules is a name of each individual who has been awarded phantom stock shares under the Target Phantom Stock Plan, the number of phantom stock shares he or she holds and the payment amount he or she will be entitled to receive pursuant to his or her Award Letter upon the Closing. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Target.

            (c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Target is subject or any provision of


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                                       17
the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Target is a party and which contemplates remaining payments of $25,000 or more or which cannot be terminated on thirty (30) days or less notice without penalty, payment or breach. The Target does not need to give any notice to, make any filing with, or obtain the authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d) Brokers' Fees. The Target has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

            (e) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, except for inventory and obsolete equipment sold and disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date, and as of the Closing Date all of the Target's assets and properties will be free and clear of all Security Interests, except for Permitted Encumbrances.

            (f) Financial Statements. Attached hereto as SCHEDULE E are: (i) the unaudited internally prepared balance sheets and statement of income of the Target as of and for the fiscal year ended May 31, 2003( the "May 31, 2003 Financial Statements"), (ii) the reviewed balance sheets and statements of income, changes in stockholders' equity and cash flow of the Target as of and for the fiscal year ended May 31, 2002; and (iii) the unaudited, internally prepared balance sheet as of July 31, 2003 (the "Most Recent Balance Sheet") and statements of income of the Target for the two (2) months ended July 31, 2003. Such balance sheet and statement of income are referred to collectively as the "July 31, 2003 Financial Statements" and together with the financial statements referred to in Sections 4(f)(i) and (ii), the "Financial Statements". The Financial Statements (including the footnotes thereto) are correct and complete in all material respects, and are consistent with the books and records of Target (which books and records are correct and complete in all material respects), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, except that the May 31, 2003 Financial Statements and the July 31, 2003 Financial Statements do not contain footnotes and the July 31, 2003 Financial Statements are subject to normal year-end adjustments, none of which are material either individually or in the aggregate. The delivery at or prior to Closing of the Target's audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended May 31, 2003 shall not in any way alter, amend or modify the representations and warranties made herein or cure any misrepresentations or breached warranties with respect to the unaudited internally prepared May 31, 2003 Financial Statements.

            (g) Events Subsequent to the Fiscal Year End Balance Sheet Date. Since the Fiscal Year End Balance Sheet Date, there has not been any Material Adverse Change in the Target. Without limiting the generality of the foregoing, since the Fiscal Year End Balance


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                                       18

Sheet Date, none of the following have occurred, except for items occurring after the date hereof, which Buyer consented thereto in writing prior to the occurrence thereof:

                  (i) the Target has not sold, leased, transferred or assigned any of its assets, tangible or intangible, except for the sale of inventory, the disposition of obsolete equipment in the Ordinary Course of Business and the
5.11 Business Transfer;

                  (ii) the Target has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) which (A) involves more than $25,000 singly or $100,000 in the aggregate, (B) cannot be terminated on thirty (30) days or less notice without penalty, payment or breach, or (C) is outside the Ordinary Course of Business;

                  (iii) no party (including the Target) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) payments to or from Target of $25,000 or more;

                  (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible, except for Permitted Encumbrances;

                  (v) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person involving more than $25,000 singly or $100,000 in the aggregate;

                  (vi) the Target has not created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation or incurred any other Liabilities that under GAAP would be required to be reflected on a balance sheet for the Target (other than current Liabilities incurred in the Ordinary Course of Business) either involving more than $25,000 singly or $100,000 in the aggregate;

                  (vii) the Target has not canceled, compromised, waived or released any right or claim either involving more than $25,000 singly or $100,000 in the aggregate;

                  (viii) the Target has not declared, set aside or paid any dividend or made, or agreed to make, any other distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

                  (ix) there has been no change made or authorized in the Restated Articles of Incorporation or By-Laws of the Target;

                  (x) the Target has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or adopted or made awards under any phantom stock plan, stock appreciation plan or similar equity like arrangement;


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                                       19
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                  (xi) the Target has not suffered any damage, destruction or loss, whether or not covered by insurance, that has had or may have a Material Adverse Effect;

                  (xii) the Target has not made any change in its accounting principles, practices or methodologies;

                  (xiii) the Target has not (A) made any general increase in the rate of compensation payable to any of its employees, other than normal and customary increases consistent with past practice, (B) made any increase in the compensation of any of the Target's employees whose base salary with respect to the year ended as of the Fiscal Year End Balance Sheet Date exceeded $50,000 or
(C) increased or created severance or termination obligations to any of its employees;

                  (xiv) other than as contemplated by the Award Letters, the Target has not entered into any employment, consulting, severance or termination agreement or established any severance or termination plan for any employees or contractors;

                  (xv) the Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 singly or $100,000 in the aggregate;

                  (xvi) Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (xvii) Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xviii) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xix) Target has not disclosed any material Confidential Information to any third party without appropriate legal protection; and

                  (xx) the Target has not committed to do any of the foregoing.

            All references to aggregate figures in the foregoing subsection means the dollar amount of the event or circumstance described added together with all other similar or same circumstances which have occurred.

            Target has provided Buyer with a true and complete copy of the 5.11 Transfer Agreement, together with its exhibits and schedules, and all agreements and instruments executed in connection therewith. The 5.11 Transfer Agreement accurately reflects all transactions constituting or relating to the 5.11 Business Transfer. Since the Most Recent Balance Sheet Date, the Target has not sold, leased, transferred or assigned any of its assets,


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                                       20
tangible or intangible, except for the sale of inventory and the disposition of obsolete equipment in the Ordinary Course of Business.

            (h) Undisclosed Liabilities. To the Target's Knowledge, the Target does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) that is not reflected or reserved for in the Most Recent Balance Sheet, except for Liabilities which have arisen after the Most Recent Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and Target's contractual obligations disclosed in Section 4(o) of the Target Disclosure Schedules or which are not required to be disclosed therein.

            (i) Legal Compliance. The Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) other than where noncompliance with such laws would not have a Material Adverse Effect on the Target.

            (j) Tax Matters.

                  (i) The Target has timely filed (taking into account all valid extensions of filing dates) with the appropriate Taxing Authorities all Tax Returns required to be filed by it. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. All such Tax Returns were correct and complete in all respects. All Taxes due and owing by Target, or for which Target may otherwise be responsible, including, without limitation, any liability as a member of an affiliated group under Code Section 1504 or the Treasury Regulations thereunder (whether or not shown on any Tax Return), have been paid. No claim has ever been made in writing or, to the Knowledge of Target otherwise, by any Taxing Authority in a jurisdiction where Target and/or any Affiliate of Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests for Taxes upon any of the assets of Target or any of its Affiliates, except for Permitted Encumbrances.

                  (ii) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) To the knowledge of Target, no authority is anticipated or expected to assess any additional Taxes for any period for which Tax Returns are required or have been filed. No United States federal, state, local, or non-United States tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. Target has not received from any United States federal, state, local, or non-United States Taxing Authority (including jurisdictions where Target or its Affiliates has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review,
(B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed,


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                                       21
asserted, or assessed by any Taxing Authority against Target. Section 4(j)(iii) of the Target Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Target and its Affiliates for taxable periods ended on or after May 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Target has delivered to Buyer correct and complete copies of all United States federal and state Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Target and its Affiliates filed or received for the taxable periods ended May 31, 2000, 2001, and 2002.

                  (iv) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) All material elections with respect to Taxes affecting any of Target as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Buyer, are set forth in Section 4(j) of the Target Disclosure Schedules. Target has not filed any consent under Code Section 341(f) concerning collapsible corporations,
(B) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Code Section 103, (C) has made or will made a consent dividend election under Code Section 565; (D) has elected at any time to be treated as an S corporation within the meaning of Code Sections 1361 or 1362; or (E) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision. Target is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). Target is not a party to or bound by any Tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group, under Code Section 1504 or the Treasury Regulations thereunder, filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) and (B) has no any Liability for the Taxes of any Person (other than any of Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vi) The unpaid Taxes of Target (A) did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Taxes set forth on the face of the Most Recent Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns. Since the Fiscal Year End Balance Sheet Date, Target has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP or outside the Ordinary Course of Business.

                  (vii) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or before the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law)


                                                                  Execution Copy
executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

                  (viii) Target has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or
Section 361.

                  (ix) Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (x) Target (A) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (B) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a stockholder of a "controlled foreign corporation" as defined in Code Section 957 (or any similar provision of state, local, or non-United States law), and
(D) is not a "personal holding company" as defined in Code Section 542 (or any similar provision of state, local, or non-United States law).

                  (xi) Target does not currently have, nor has had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

                  (xii) Target has not entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6011-2(b)(2). If Target has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of United States federal income tax within the meaning of Code Section 6662, then it believes that it has either
(A) substantial authority for the tax treatment of such transaction or (B) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

                  (xiii) For the avoidance of doubt, the Target and Sellers acknowledge and agree that the representations and warranties made with respect to Tax Returns under this Section 4(j) shall apply to the Tax Returns referred to in Section 4(j) of the Target Disclosure Schedules filed on or before the Closing Date.

            (k) Real Property. Target owns no real property. Section 4(k) of the Target Disclosure Schedules lists all real property currently leased or subleased to the Target (the "Leases"). The Target has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k) of the Target Disclosure Schedules (as amended to date). With respect to each lease and sublease listed in Section 4(k) of the Target Disclosure Schedules:


                                                                  Execution Copy

                  (i) the lease or sublease is legal, valid, binding and in full force and effect;

                  (ii) the Target is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                  (iii) the Target has not repudiated any provision thereof;

                  (iv) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

                  (v) the Target has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

            (l) Intellectual Property.

                  (i) To its Knowledge, the Target has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties in any respect, and the Target has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation, or violation by the Target. To the Knowledge of the Target, no third party is interfering with, infringing upon, misappropriating or violating any Intellectual Property rights of the Target.

                  (ii) The Target owns or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the business of the Target as presently conducted. Each item of Intellectual Property owned by the Target immediately prior to the Closing hereunder will be owned by the Target on identical terms and conditions immediately subsequent to the Closing hereunder.

                  (iii) Section 4(l)(iii) of the Target Disclosure Schedules identifies each patent, trademark and copyright registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent, trademark and copyright application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Target has delivered to the Buyer correct and complete copies of all such patents, trademark registrations, applications, licenses, agreements and permissions (as amended to date). Section 4(l)(iii) of the Target Disclosure Schedules also identifies all other Intellectual Property rights listed in Sections (b), (f) and (g) of the definition thereof used by the Target in connection with its business. With respect to each item of Intellectual Property identified in Section 4(l)(iii) of the Target Disclosure Schedules:


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
                        (A) the Target possesses all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction or limitation regarding use or disclosure;

                        (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

                        (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Target, is threatened which challenges the legality, validity, enforceability, use or ownership of the item and there are no known grounds for the same;

                        (D) to Target's Knowledge, Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

                        (E) to Target's Knowledge, no loss or expiration of the
item is threatened, pending or reasonably foreseeable; and

                        (F) Target has complied in all material respect with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Target shall take all steps necessary to ensure such compliance until Closing.

                  (iv) Section 4(l)(iv) of the Target Disclosure Schedules identifies each item of Intellectual Property that any third party owns and that Target or any of its Affiliates uses pursuant to license, sublicense, agreement or permission except for the use of off-the-shelf software. The Target delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(l)(iv) of the Target Disclosure Schedules:

                        (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                        (B) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

                        (C) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;


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
                        (D) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

                        (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                        (F) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Target and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target and its Affiliates, is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property, and, to the Knowledge of the Target, there are no grounds for the same; and

                        (G) neither Target nor any of its Affiliates has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

                  (v) To the extent that any Intellectual Property has been developed or created by a third party for the Target, the Target has a written agreement with such third party with respect thereto and the Target thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

                  (vi) Target is not under obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for the use of any Intellectual Property used in or necessary for its business as it is currently conducted or as currently contemplated to be conducted.

                  (vii) Target's use of the Royal Robbins name, biography and/or likeness has not violated or breached the Stock Purchase Agreement dated November 2001 among the Target and certain other parties.

            (m) Tangible Assets. The Target owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

            (n) Inventory. The inventory of the Target consists of inventory in transit and finished goods, all of which is usable and salable by the Target in the Ordinary Course of Business.

            (o) Contracts. Section 4(o) of the Target Disclosure Schedules lists the following contracts and other agreements to which the Target is a party:


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
                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (including, but not limited to, any vendor, manufacturing, sourcing or purchasing agent agreements), the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement with any officer or director of the Target, any Seller and/or its Affiliates, or any entity in which any officer or director of Target, any Seller or any trustee or beneficiary of a Seller holds equity or any other economic interest;

                  (vi) any profit sharing, stock option, stock purchase, phantom stock, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers, employees, consultants or sales representatives;

                  (vii) any collective bargaining agreement;

                  (viii) any agreement for the employment of any individual on a full-time, part-time, consulting or other independent contracting basis (including, but not limited to, all sales representative agreements);

                  (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees, consultants or sales representatives other than for reasonable business expenses;

                  (x) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Target;

                  (xi) any agreement restricting Target's activities, including any restriction on competition, solicitation of employees, customers or suppliers or employees or disclosure of Confidential Information of a competitor or potential competitor;

                  (xii) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

                  (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 singly or $100,000 in the aggregate or cannot be terminated without penalty, payment or breach on thirty (30) days or less notice.

      The Target has provided Buyer with access to a correct and complete copy of each written agreement or a written description of any oral agreement listed in Section 4(o) of the Target Disclosure Schedules, including all amendments and modifications as of the Closing Date. With respect to each such agreement: (A) the agreement is legal, valid, binding and in full force and effect; (B) the Target is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither Target nor, to Target's Knowledge, any other party to any such agreement has repudiated any provision of the agreement.

            (p) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet as adjusted for the passage of time from the Most Recent Balance Sheet Date through the Closing Date in accordance with the past custom and practice of the Target.

            (q) Insurance. Section 4(q) of the Target Disclosure Schedules sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured or otherwise the beneficiary of coverage at any time since May 31, 2002:

                  (i) the name of the agent;

                  (ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the type and amount (including deductible and ceiling amounts) of coverage; and

                  (v) the description of any retroactive premium adjustments or other loss-sharing arrangements.

      With respect to each such insurance policy: (A) the policy is legal, valid, binding and in full force and effect; (B) the Target is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (C) neither the Target nor the insurance carrier has


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
repudiated any provision thereof. Section 4(q) of the Target Disclosure Schedules describes any self-insurance arrangements affecting the Target.

            (r) Litigation. Section 4(r) of the Target Disclosure Schedules sets forth as of the date hereof each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party to, or to the Knowledge of Target is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Section 4(r) of the Target Disclosure Schedules could cause a Material Adverse Effect on Seller.

            (s) Product Warranty. Each product manufactured, sold, leased or delivered by the Target has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Target does not have any material Liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by the Target is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(s) of the Target Disclosure Schedules includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty and indemnity provisions).

            (t) Product Liability. The Target does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Target.

            (u) Employees.

                  (i) Target has provided Buyer with a complete list of all employees, officers and directors of Target as of the date hereof and a schedule of their base salaries and bonuses. Such list identified all employees who, as of the date hereof, are on leave for any reason or receiving disability or workers' compensation or any other similar type of benefit from Target. To the Knowledge of Target, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Target that either the continued employment by, or association with, the Target of any of the present officers or employees of, or consultants to, the Target contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

                  (ii) To the Knowledge of Target, no officer, executive or key employee plans to terminate his or her employment with Target during the twelve
(12) months following the date hereof. Target is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Target has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such applicable laws respecting employment discrimination and occupational safety and health requirements, and has not committed any unfair labor practice. None of Target, its directors and employees with responsibility for employment matters have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

            (v) Employee Benefits.

                  (i) Section 4(v) of the Target Disclosure Schedules lists each Employee Benefit Plan and Benefit Arrangement that the Target or any of its ERISA Affiliates maintains or to which the Target or any of its ERISA Affiliates contributes or has any obligation to contribute, or with respect to which the Target and any of its ERISA Affiliates has any Liability or potential Liability.

                        (A) Each such Employee Benefit Plan and Benefit Arrangement (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan or Benefit Arrangement, and complies in all material respects in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable laws.

                        (B) The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to any Employee Benefit Plan that is or has been subject to such requirements.

                        (C) All contributions (including all employer contributions and employee salary reduction contributions and employee after tax contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Target and its ERISA Affiliates. All premiums or other payments for all periods ending on or before the Closing Date which are due have been paid with respect to each such Employee Welfare Benefit Plan or accrued in accordance with the part custom and practice of the Target and its ERISA Affiliates.

                        (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under the Code
Section 401(a). Each Employee Benefit Plan intended to so qualify has been timely amended for the legislation commonly known as "GUST" and "EGTRRA."

                        (E) The Target has provided to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (with all applicable attachments), and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan or Benefit Arrangement.

                        (F) No such Employee Pension Benefit Plan has been completely or partially terminated (except pursuant to Section 5(m) below) or been the subject of a Reportable Event.

                        (G) To the Knowledge of the Target, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. There is no outstanding judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or affecting any such Employee Benefit Plan or Benefit Arrangement, any Fiduciary thereof or assets of any related trust, insurance or annuity contract thereunder. There have been no non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation is pending or, to the Knowledge of the Target, threatened.

                        (H) Neither the Target nor any of its ERISA Affiliates has incurred, and the Target has no reason to expect that the Target or any of its ERISA Affiliates will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                        (I) To the Knowledge of the Target, there is no basis for any such action, suit, proceeding or hearing against or relating to any Employee Benefit Plan or Benefit Arrangement, any Fiduciary thereof or the assets of any related trust, insurance or annuity contract thereunder. Neither the Target nor any of its ERISA Affiliates maintains or contributes to, is not required to contribute, or has any Liability or potential Liability with respect to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code
Section 4980B) and there has been no communication to employees by the Target which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other such "welfare-type" benefits;

                        (J) Neither Target nor any of its ERISA Affiliates or ERISA Affiliates contributes to, has any obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Pension Benefit Plan that is a "defined benefit plan" as defined in ERISA Section 3(35) of ERISA. Neither Target nor any of its ERISA Affiliates or ERISA Affiliates contributes to, has contributed to, has any obligation to contribute to, or has any Liability or potential Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any "multiemployer plan" as defined in ERISA Section 3(37).

                        (K) No provision of any such Employee Benefit Plan or Benefit Arrangement or any amendment thereto limits the sponsoring employer's right to terminate any such Employee Benefit Plan or Benefit Arrangement.

            (w) Guaranties. The Target is not a guarantor and is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person, except any Affiliate of Target.

            (x) No Tariffs or Duties. Target's payment of all tariffs and duties is current in all jurisdictions, and Target does not owe any tariffs or duties other than those incurred in the

Ordinary Course of Business (i) under any trade agreements; and (ii) to the U.S. Customs Service.

            (y) Bank Accounts. Section 4(y) of the Target Disclosure Schedules contains a list of the names and locations of all financial institutions at which any the Target maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement and the number or other means of identification of each such account and arrangement and the authorized signatories thereto.

            (z) Environmental, Health, and Safety Matters.

                  (i) Since January 1, 2001 and to Target's Knowledge prior to January 1, 2001, Target and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

                  (ii) Since January 1, 2001 and to Target's Knowledge prior to January 1, 2001, none of Target or its predecessors or Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iii) Since January 1, 2001 and to Target's Knowledge prior to January 1, 2001, none of Target or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

            (aa) Suppliers. Since the Fiscal Year End Balance Sheet Date, no supplier of Target has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Target which cannot be promptly and readily replaced.

            (bb) Certain Business Relationships with Target and its Affiliates. None of Sellers, their Affiliates, Sellers' trustees and beneficiaries nor any officers or directors of Target have been involved in any business arrangement or relationship with Target (other than the employment of the Target's officers and directors) within the past twenty-four (24) months, and none of the foregoing Persons owns any asset, tangible or intangible, which is used in the business of Target.

            (cc) No Other Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 7 below under its control, but not waiver of its closing conditions).

            (b) Notices and Consents. The Target will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in
Section 4(c) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies applicable to it in connection with the matters referred to in Sections 3(a)(i) and (iii), 3(b)(ii), and 4(c) above.

            (c) Operation of Business. Sellers will not cause or permit Target to, and Target will not, engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit the Target, and Target will not, (i) declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 4(g) above.

            (d) Preservation of Business. The Target will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, foreign purchasing agents, suppliers, customers, employees and sales representatives.

            (e) Full Access. The Target will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of the Target; provided, however, that the Target shall not be required to allow Buyer access to its employees or customers without reasonable prior notice thereof to either Dan J. Costa or Jeff Hamilton.

            (f) Certain Closing Actions. On or before the Closing, Sellers shall cause 5.11 to take all actions reasonably necessary to satisfy all of Buyer's conditions to Closing that involve 5.11, including those set forth in Sections 7(a)(xxi), (xxii), (xxiii) and (xxiv). The Target and Dan J. Costa agree to execute and deliver at the Closing the Consulting Agreement and the Non-Competition Agreement.

            (g) Termination of Target Phantom Stock Plan and Execution of Award Letters. Prior to Closing, Target shall terminate the Target Phantom Stock Plan and all related agreements and in connection therewith shall enter into with each participant under such plan a letter agreement in the form of EXHIBIT B attached hereto (each an "Award Letter"). Set forth in Section 4(g) of the Target Disclosure Schedules is the payment due at Closing under the Award Letters for each participant of the Target Phantom Stock Plan. At the Closing, Target shall deliver to Buyer a copy of the resolution of the Target's Board of Directors certified by the Target's Secretary, pursuant to which the Phantom Stock Plan was terminated, and copies of each of the Award Letters signed by each participant of the Phantom Stock Plan.

            (h) No Solicitation; Acquisition Proposals. The Sellers and the Target agree that during the Exclusivity Period, neither the Sellers nor the Target will, directly or indirectly, through any officer, director, employee, partner, stockholder, agent, or Affiliate or otherwise, except in furtherance of the transactions contemplated by this Agreement and in connection with the sale of inventory in the Ordinary Course of Business (i) solicit, initiate, or encourage submission of proposals or offers from any Person relating to any transactions contemplated herein or to the direct or indirect purchase of a material amount of the assets of, or any equity interest in, or any merger, consolidation, or business combination with, the Target (collectively, an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate, or encourage, any Acquisition Proposal by any Person, (iii) enter into any agreement, arrangement, or understanding with respect to an Acquisition Proposal, or (iv) sell, transfer, or otherwise dispose of, or enter into any agreement, arrangement, or understanding with respect to, any interest in the assets, capital stock or other equity interests of the Target.

            (i) Auditor Cooperation. If requested by the Buyer, the Target and the Sellers shall use their commercially reasonable efforts to cause the Target's independent auditors, at Buyer's expense, to deliver such representations, reports, and consents as are requested by the Buyer in order to comply with the rules and regulations of the Commission and other Legal Requirements applicable to the Buyer.

            (j) Interim Financials; Cooperation with Financing. During the period prior to the Closing Date, the Target shall provide to the Buyer internally prepared monthly balance sheets, statements of operations, shareholders' equity (deficiency), and cash flow within fifteen (15) Business Days after the end of each month. Further, the Target shall provide, all reasonable cooperation in connection with the arrangement of the Buyer's financing including promptly providing to the Buyer's financing sources, access to its premises and all material financial information in its possession with respect to the Target and the transactions contemplated by this Agreement reasonably requested by the Buyer, including information and projections prepared by the Target relating to the Target and the transactions contemplated in this Agreement.

            (k) Tax Matters. Without the prior written consent of Buyer, Target shall not, and Sellers and Target shall cause any Affiliate of Target not to, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or any of its Affiliates, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or any of its Affiliates, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target or decreasing any Tax attribute of Target. On or before the Closing, the Target shall complete and file all Tax Returns which are identified in Section 4(j) of the Target Disclosure Schedules as having not been filed and for which an extension to file has been received. Concurrently with such filings, the Target shall remit all Taxes that are shown as due. All Tax Returns that the Target is required to file or cause to be filed under this Section 5(k) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, except as required by law. Such Tax Returns do not need to be reviewed by Buyer prior to the filing thereof. The Target, however, shall provide Buyer with copies of all such Tax Returns concurrently with the filing thereof.

            (l) Confidentiality. The Confidentiality Agreement dated June 17, 2003 between the Target and the Buyer shall continue in full force and effect after the date hereof and shall not be modified or amended hereby.

            (m) Termination of Royal Robbins 401(k) Plan and Other Benefit Arrangements. Upon the written request of Buyer, and only upon the written request of the Buyer, which if made will be provided no later than three (3) days before the Closing, Sellers shall on or the day before Closing cause the Target to terminate, and the Target shall terminate, any Employee Benefit Plan or Benefit Arrangement to which it is a Party, including, but not limited to, the Royal Robbins, Inc. 401(k) Plan (the "401(k) Plan"), subject (other than with respect to the 401(k) Plan) to any applicable notice provisions in any such Employee Benefit Plan or Benefit Arrangement. To the extent any of Target's ERISA Affiliates must take action to terminate any such Employee Benefit Plan or Benefit Arrangement, Sellers shall also cause such action to be taken. At or prior to the Closing, Buyer shall receive evidence from Sellers and Target that all such action has been taken through the adoption of resolutions of the Target's Board or Directors and, to the extent necessary, its ERISA Affiliates' Boards or Directors, the form and substance of which resolutions shall be subject to reasonable review and approval of Buyer. After the Closing, Sellers shall, and shall cause Target's ERISA Affiliates (as they exist on the date hereof) to, cooperate with and take all action reasonably requested by Buyer to:
(i) request an IRS determination on the tax-qualified status of the 401(k) Plan upon termination (if Buyer decides to request such IRS determination); (ii) transfer all 401(k) Plan assets and benefits attributable to the employees of any of Target's ERISA Affiliates to a new 401(k) plan established and maintained by such ERISA Affiliates; (iii) distribute all 401(k) Plan assets and benefits attributable to Target's employees to such employees; and (iv) wind down and distribute any benefits due from such other Employee Benefit Plan or Benefit Arrangement. Buyer shall pay directly or reimburse Seller or Target's ERISA Affiliates for reasonable expenses incurred by them in connection with any actions taken pursuant to this Section 5(m) as a result of charges or expenses imposed by third-party vendors providing services in connection with any Employee Benefit Plan or Benefit Arrangement pursuant to existing written agreements with such vendors.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). Each Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Target.

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with him or it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

            (c) Confidentiality.

                  (i) Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(c) at its expense. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure (other than as a result of a disclosure directly or indirectly by a Seller or its agents or representatives in violation of this Section 6(c)).

                  (ii) Notwithstanding anything to the contrary set forth in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the transactions contemplated by this Agreement upon the earlier to occur of (A) the date of the public announcement of discussions relating to such transactions,
(B) the date of the public announcement of such transactions, or (C) the date of the execution of this Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to such transactions, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under
Section 7525 of the Code, is not intended to be affected by the foregoing.

            (d) Royal Robbins Line Products Post-Closing.

                  (i) Following the Closing and continuing until May 31, 2005, Buyer intends to cause the Target to make expenditures for the RR Line Products in substantially the manner contemplated by the monthly Target budget for the 2004 Fiscal Year Period attached hereto as SCHEDULE F and a monthly Target budget for the 2005 Fiscal Year Period to be prepared in good faith by Target and delivered to Buyer on or before the third (3rd) Business Day before the Closing (both such Target budgets collectively, the "Target 2004/2005 Budget"). The monthly Target budget to be prepared by Target for the 2005 Fiscal Year Period shall be (A) in the same detail as the monthly Target budget attached hereto as SCHEDULE F, (B) have an aggregate gross profit amount of $10,734,000 and an aggregate gross expense amount of $7,301,000 and (C) the monthly gross profit and expense amounts shall be approximately in proportion to the monthly amounts therefor in the monthly Target budget for the 2004 Fiscal Year Period set forth in SCHEDULE F attached hereto.

                  (ii) Sellers acknowledge and agree that, except for the foregoing, Buyer is entitled to cause Target to manage the RR Line Products and its other businesses as it may determine in its sole and absolute discretion. Accordingly, Sellers further acknowledge and agree that their right to receive the Additional Consideration does not create in Sellers any right to control or direct the management of the RR Line Products or any other aspect of the businesses of the Buyer or any of its subsidiaries (including the Target following the Closing). Sellers acknowledge and agree that, so long as Buyer observes Section 6(d)(i), Sellers will have no claim or legal rights or remedies against Buyer, and Buyer will have no Liabilities with respect to the amount of the Additional Consideration that is determined to be due and payable under this Agreement (except for claims that such determination is not made in accordance with Section 2(c) of this Agreement), regardless of the basis or legal theory therefor.

                  (iii) If Buyer breaches its obligations under this Section 6(d), then Sellers' sole and exclusive remedy shall be for Sellers' Agent to provide Buyer with written notice thereof (which notice shall set forth in reasonable detail the nature of the breach) within six (6) months after Sellers' Agent becomes aware thereof or if earlier the last day of the 2005 Fiscal Period and if Buyer fails to cure such material breach within twenty (20) Business Days after receipt of such written notice, then for purposes of determining Gross Profit for the remaining Fiscal Year Periods, there shall be added to the actual Gross Profits recognized by Target and its Post-Closing Affiliates for such Fiscal Year Periods additional Gross Profit to the extent that the breach caused Target not to recognize Gross Profit during such Fiscal Year Periods.

            (e) Earn-Out Letter of Credit. After the Closing, the Buyer shall cause, at its expense, the Earn-Out Letter of Credit to remain in effect until it is fully drawn or there is no further payment obligation with respect to Additional Consideration. The Buyer shall have the Earn-Out Letter of Credit's face amount be $1,250,000 as of the Closing through May 31, 2004 and a face amount of $1,500,000 as of June 1, 2004 through its expiration date, provided, however, that the face amount of the Earn-Out Letter of Credit may reduce to the amount of Additional Consideration in dispute and set forth in a duly given Dispute Notice for the 2005 Fiscal Year Period if less than $1,500,000 and if all Additional Consideration payments due for the 2004 Fiscal Year Period and any amount of Additional Consideration not in dispute for the 2005 Fiscal Year Period has previously been paid in full. The Earn-Out Letter of Credit may only be drawn upon as provided therein. Buyer shall give written notice to Sellers' Agent if the issuer of the Earn-Out Letter of Credit gives notice that it does not intend to renew or extend the Earn-Out Letter of Credit and that it has not obtained a new letter of credit to replace the Earn-Out Letter of Credit on the same terms and conditions.

            (f) Award Letters. Following the Closing, the Target shall honor the Award Letters.

            (g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers, jointly and severally, when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

            (h) Securities Law Restrictions.

                  (i) Each Seller agrees not to make any disposition of all or any portion of the Buyer Shares unless and until:

                        (A) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                        (B) Seller shall have notified the Buyer of the proposed disposition and shall have furnished the Buyer with a statement of the circumstances surrounding the proposed disposition and unless waived by the Buyer, the Buyer shall have received an opinion of counsel to the Buyer providing that such disposition will not require registration of such securities under the Securities Act or any other applicable securities laws.

                  (ii) Each Seller acknowledges and agrees that the certificates representing the Buyer Shares shall bear substantially the following legend:

            The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any other applicable securities laws in reliance upon various exemptions therefrom. These shares have been acquired for investment and may not be offered for sale, sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, in the absence of (i) an effective registration statement with respect to the shares under the Securities Act or (ii) an opinion of Corporation's counsel to the effect that the transaction by which such shares will be offered for sale, sold, transferred, or otherwise disposed of, is exempt from or otherwise in compliance with the registration requirements of the Securities Act and any other applicable securities laws. The shares represented by this certificate may not be sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, unless such sale, transfer or disposition is otherwise in accordance with the terms of the Stock Purchase Agreement, dated as of October 2, 2003 among Royal Robbins Corporation and certain others.

            (i) Rule 144 Reporting. The Buyer shall use its reasonable efforts to:

                  (i) Make and keep public information available, as those terms are understood and defined in Rule 144;

                  (ii) File with the Commission in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

                  (iii) So long as any Seller owns any Buyer Shares, to furnish to such Seller forthwith upon request a written statement by the Buyer as to its compliance with the reporting requirements of Rule 144 and of any other reporting requirements of the Securities Act and the Exchange Act.

      7. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material," "Material Adverse Effect," or by stated dollar thresholds in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

                  (ii) each Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing except to the extent that such covenants are qualified by terms such as "material," "Material Adverse Effect," or by stated dollar thresholds in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

                  (iii) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7(a)(i) and (ii) is satisfied in all respects;

                  (iv) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (C) affect adversely the right of the Buyer to own the Target Shares; (D) affect adversely the right of Target to own its assets and to operate its businesses or otherwise have a Material Adverse Effect on Target or any of the Sellers;

                  (v) Target shall have procured and provided to Buyer all of the third party consents specified in Section 5(b) above, all of which shall be in form and substance satisfactory to Buyer;

                  (vi) Dan J. Costa shall have executed and delivered a consulting agreement in the form attached hereto as EXHIBIT C (the "Consulting Agreement");

                  (vii) Target and Dan J. Costa and Loren White shall have terminated (effective as of the Closing Date) their employment agreements between the Target and each of them, respectively, and executed and delivered general releases to the Target, releasing any claim to severance or termination payments and to all other claims and causes of actions, excepting only those arising under the Consulting Agreement, with all of the foregoing being in form and substance satisfactory to Buyer;

                  (viii) Buyer and Target shall have received the resignations, effective as of the Closing, of each director and officer of Target;

                  (ix) Buyer and Target shall have received a letter from Comerica Bank stating (A) the aggregate amount of all outstanding debt and obligations (including reimbursement obligations for letters of credit) of Target as of the Closing Date held by it (including all prepayment premiums and penalties and fees and expenses associated with prepayment) and a list of all letters of credit issued on and for its account and outstanding, (B) that, if such aggregate amount so identified is paid to Comerica Bank on the Closing Date, the bank debt will be paid in full (including all prepayment premiums and penalties and fees and expenses associated with prepayment) and (C) that, if such aggregate amount so identified is paid to Comerica Bank on the Closing Date, Comerica Bank will release any and all Security Interests and guaranties that it or its Affiliates may have with respect to the Target or any of its assets and will take all actions necessary to effectuate such release (including executing and delivering to the Buyer and Target all reasonably necessary documentation in form suitable for filing with all appropriate government Persons);

                  (x) Buyer and Target shall have received a letter from the trustee of the Dan J. and Denise L. Costa 1997 Family Trust and Dan J. Costa stating (A) the aggregate amount of all outstanding debt of Target held by them as of the Closing Date (including all prepayment premiums and penalties and fees and expenses associated with payment) and (B) that if such aggregate amount so identified is paid to him on the Closing Date, the debt owed to them will be paid in full (including all prepayment premiums and penalties and fees and expenses associated with prepayment);

                  (xi) Buyer shall have obtained the financing contemplated by the Commitment Letter in accordance with the terms described therein;

                  (xii) Target shall have provided Buyer with its audited balance sheet, statements of income, changes in stockholders' equity and cash flow as of and for the fiscal year ended May 31, 2003 and the unqualified report of Deloitte & Touche, LLP containing no material uncertainty, to the effect that they have audited such financial statements in accordance with generally accepted auditing standards and that such financial statements present fairly, in all material respects, the financial position of the Target at the dates thereof and the results of its operations for the periods covered thereby in conformity with generally accepted accounting principles.

                  (xiii) Target shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, and, if requested by Buyer's lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease, in form and substance reasonably satisfactory to Buyer and Buyer's lender;

                  (xiv) Target shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Leases, dated no more than thirty (30) days prior to the Closing Date, from the other party to such Lease, in form and substance reasonably satisfactory to Buyer;

                  (xv) The Target Phantom Stock Plan and all related agreements shall have been terminated and Award Letters and the releases provided for therein shall have been signed by the Target and each of the participants in the Phantom Stock Plan.

                  (xvi) Sellers shall have delivered to Buyer copies of the Restated Articles of Incorporation of Target, certified as of or as reasonably practicable as possible before the Closing Date by the Secretary of State of California;

                  (xvii) Sellers shall have delivered to Buyer copies of the certificate of good standing of Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of California and of each jurisdiction listed in Section 7(a) of the Target Disclosure Schedules;

                  (xviii) Sellers shall have delivered to Buyer a certificate of the Trustee or Trustees thereof, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (A) the authority for the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; (B) incumbency and signatures of the Trustee executing this Agreement or any other agreement contemplated by this Agreement; and (C) containing such other matters as Buyer may reasonably require;

                  (xix) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (A) no amendments to the Target's Restated Articles of Incorporation of such Person since the date specified in clause (2) above; (B) the Target's bylaws; and (C) any resolutions of the board of directors of Target relating to this Agreement and the transactions contemplated hereby;

                  (xx) Target shall have delivered to Buyer evidence that all Employee Benefit Plans and Benefit Arrangements of Target which Buyer has requested be terminated have been terminated, effective as of the day immediately preceding the Closing, and such evidence shall be reasonably satisfactory to Buyer.

                  (xxi) (A) 5.11 shall have repaid to Target in full all receivables and amounts owed by 5.11 to Target (including any amounts owed as a result of the assumption by 5.11 of Target obligations, the purchase from Target of inventory by 5.11 and loans or advances to or on behalf of 5.11 by Target),
(B) Target shall not have pending purchase orders to vendors for inventory to be sold to 5.11, any inventory to be used in the 5.11 Business and/or sold to 5.11 or any purchase orders from 5.11 and (C) all amounts to be paid by 5.11 as contemplated by subsection (A) shall be reconciled to Buyer's satisfaction and evidence of the satisfaction of this condition shall have been provided to Buyer and be satisfactory to Buyer in all respects;

                  (xxii) The Administrative Services Agreement dated as of June 1, 2003 between the Target and 5.11 shall have been terminated and be of no further force or effect, and 5.11 shall have released the Target of any and all claims that it may now or ever have had thereunder, all in such form and substance reasonably satisfactory to Buyer.

                  (xxiii) All 5.11 Letters of Credit shall have been terminated and obligations in connection therewith shall have been satisfied by 5.11 without any payments from the Target and evidence thereof shall have been provided and be satisfactory to Buyer.

                  (xxiv) The Target and 5.11 shall have executed and delivered an amendment and restatement of the 5.11 Transfer Agreement and the agreements and instruments executed in connection therewith in the form of EXHIBIT D attached hereto and all such amendments shall be in full force and effect and there shall not be other amendments thereto or waivers of the terms thereof..

                  (xxv) The Guaranty shall continue to be in full force and effect.

                  (xxvi) Buyer shall have received from counsel to Sellers and Target an opinion in form and substance reasonably satisfactory to Buyer, addressed to Buyer and dated as of the Closing Date.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing irrevocably stating so at or prior to the Closing and promptly delivers such waiver to the Sellers and Target.

            (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" "Material Adverse Effect" or by stated dollar thresholds in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 7(b)(i) and (ii) is satisfied in all respects;

                  (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (v) Buyer shall have paid by or on behalf of the Target all principal and interest due under the Target's Promissory Note to the Dan J. and Denise L. Costa 1997 Family Trust and Target's Promissory Notes to Dan J. Costa in each case as identified in and in the unpaid principal amount identified in
Section 3(a)(vi) of the Seller's Disclosure Schedules;

                  (vi) Buyer shall have established a standby irrevocable letter of credit in favor of the Sellers in the form attached hereto as EXHIBIT E with Buyer's primary lender or another bank reasonably acceptable to the Sellers (the "Earn-Out Letter of Credit") in the face amount of $1,250,000;

                  (vii) the Buyer shall have executed the Consulting Agreement;

                  (viii) the Buyer shall have executed the Non-Competition Agreement and paid in immediately available funds to Dan J. Costa the $250,000 payment contemplated thereunder; and

                  (ix) the Buyer shall have paid on behalf of the Target up to $450,000 as the Closing Bonus payments due pursuant to the Award Letters.

      The Sellers may waive any condition specified in this Section 7(b) if they execute a writing irrevocably stating so at or prior to the Closing and promptly delivers such waiver to Buyer.

      8. Sellers' Agent. The Sellers' Agent shall act for and on behalf of the Sellers to make all decisions, determinations and agreements with respect to Additional Consideration and to make claims for indemnification on behalf of the Sellers pursuant to this Agreement, to give and receive notices and communications on behalf of the Sellers as set forth in this Agreement and to take all actions necessary or appropriate in the judgment of the Sellers' Agent for the accomplishment of the foregoing. No bond shall be required of the Sellers' Agent. Notices or communications to or from the Sellers' Agent shall constitute notice to or from each of the Sellers. The Sellers' Agent shall not be liable for any act done or omitted hereunder as Sellers' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify the Sellers' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder. A decision, act, consent or instruction of the Sellers' Agent shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each such Seller, and the Buyer may rely upon any decision, act, consent or instruction of the Sellers' Agent as being the decision, act, consent or instruction of each and every such Seller. The Sellers' Agent shall have the right to assign his rights, powers and obligations hereunder to such other Person as shall be acceptable to all of the Sellers. The Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers' Agent.

      9. Indemnification.

            (a) Survival of Representations and Warranties. All of the representations and warranties contained in (i) Section 3(b) and (ii) except as provided below, Section 4 (which representations and warranties shall, notwithstanding anything herein to the contrary, become the representations and warranties of the Sellers as of the date that this Agreement is executed and again as of the Closing as though made by them at the time of this Agreement and at Closing, in all cases with full attribution of Target's Knowledge at all times) shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter. The representations and warranties contained in Sections 3(a) and 4(a), (b), (c) and (d) shall survive indefinitely the Closing hereunder and continue in full force and effect. The representations and warranties contained in Sections 4(e), (j), (u) and (v) shall survive the Closing hereunder and continue in full force and effect until the expiration of the statute of limitations for any claim thereunder (after giving effect to any extension or waivers), plus sixty (60) days. Notwithstanding the foregoing if at the stated expiration of any representation and warranty there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration.

            (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) From and after the Closing, in the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller has breached) (determined without regard to any limitation or qualification by materiality, Material Adverse Effect, Material Adverse Change or a stated dollar amount threshold) any of its representations, warranties or covenants contained herein (other than those contained in Sections 2, 3(a), 4(a), 4(b), 4(c) and 4(d) for which indemnification may be made in Section 9(b)(ii) below and Sections 6(c), 6(g) and 6(h)) and, if there is an applicable survival period pursuant to Section 9(a) above, provided that the Buyer makes a written claim for indemnification against any Seller within such survival period (if there is an applicable survival period), then each Seller shall jointly and severally indemnify the Buyer, the Target and all of their respective officers, directors, shareholders, Affiliates, employees and agents ("Buyer Indemnitees") from and against the entirety of any Adverse Consequences any of the Buyer Indemnitees may suffer (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such misrepresentation or breach (or the alleged breach); provided, however, that a Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any misrepresentation or breached warranty of the Seller contained in Section 4 (other than Sections 4(a), (b), (c) and (d)) until the Buyer Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of a $100,000.00 aggregate threshold, at which point each Seller will be obligated to jointly and severally indemnify the Buyer from and against all such Adverse Consequences in excess of $100,000. Notwithstanding the foregoing, the aggregate cumulative liability of the Sellers (A) with respect to all claims under this
Section 9(b)(i) other than as follows shall be $650,000, and (B) for all claims under this Section 9(b)(i) that result from, arise out of, relate to, in the nature of, or are caused by the breach or alleged breach of Sections 4(j), 4(u) or 4(v) shall be $497,700 plus such portion of the $650,000 referred to in
Section 9(b)(i)(A) that is not used to otherwise satisfy claims under this
Section 9(b)(i). The foregoing thresholds and aggregate cumulative liability limitations do not apply to indemnification claims that can be made under
Section 9(b)(ii). This Section 9(b)(i) shall not apply to claims under Sections 6(c), 6(g) and 6(h) as to which Buyer shall have all rights and remedies at equity or at law

                  (ii) From and after the Closing, Sellers also jointly and severally agree to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequence any of the Buyer Indemnitees may suffer through and after the date of indemnification resulting from, arising out of or relating to
(A) any breaches by any Seller (or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of its representations, warranties or covenants in Sections 2, 3(a), 4(a), 4(b), 4(c) and 4(d), (B) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by any Seller or the Target in connection with the sale of the Target Shares or the consummation of the transactions contemplated by this Agreement and all related agreements; (C) any litigation, proceeding or action to which the Target is a party to the extent occurring or existing prior to the Closing (including all litigation, proceedings and actions referenced in the Target Disclosure Schedules); (D) any Taxes due as a result of the 5.11 Business Transfer or any transactions prior to Closing between the Target and Invigour8 Trading Co., Ltd., (E) any Liabilities of Target assumed by 5.11 and any representations and warranties or undertakings given by 5.11 to the Target in each case in connection with the
5.11 Business Transfer and any Liabilities related to the Real Property lease assigned by Target to 5.11 with respect to 761 Kearney Avenue, Modesto, California or the participation of 5.11 in any of Target's insurance policies and (F) the involvement of any employees other than Target's employees with the Target's Employee Benefit Plan or Benefit Arrangements and the termination of any of Target's Employee Benefit Plans or Benefit Arrangements pursuant to
Section 5(m). Notwithstanding the foregoing, the aggregate cumulative liability of the Sellers with respect to all Claims under this Section 9(b)(ii), together with Claims under Section 9(b)(i), shall be $10,000,000. Except for this dollar limitation, Buyer may pursue any other rights and remedies at equity and law with respect to the Claims made under this Section 9(b)(ii).

            (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations and warranties in Section 3(b) or its covenants in Section 6 (other than Sections 6(d), 6(e), 6(f) and 6(i)) and, if there is an applicable survival period pursuant to Section 9(a) above, provided that any Seller makes a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify that Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach provided, however, that Buyer shall not have any obligation to indemnify any Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Buyer above until the Seller has suffered Adverse Consequences by reason of all such breaches in excess of a $100,000.00 at which point the Buyer will be obligated to indemnify the Seller from and against all such Adverse Consequences from the first dollar thereof. Notwithstanding the foregoing, the aggregate cumulative liability of the Buyer under this Section 9 shall be $1,147,000. This Section 9 shall not apply to any Claims under Sections 2(c), 6(d), 6(e), 6(f) and 6(i), as to which Sellers shall have all rights and remedies at equity or at law, subject to the limitations contained in Section 6(d) with respect to the Additional Consideration due hereunder. In addition, notwithstanding the foregoing, Sellers shall only be entitled to pursue a Claim for any misrepresentation or breach of the warranty contained in Section 3(b)(x) to the extent that such misrepresentation or breach of warranty causes a diminution in the value of the Buyer's Shares as of the Closing hereunder and any such Claim shall be subject to the other limitations set forth herein.

            (d) Procedure for Making Claims for Indemnification. For purposes of this subsection (d) and subsection (e) below, the party seeking indemnification under this Section 9 shall be the "Indemnified Party" and the party from whom such indemnification is sought shall be the "Indemnifying Party." If a claim (a "Claim") resulting from Adverse Consequences is to be made by an Indemnified Party, such Indemnified Party shall give written notice (the "Claim Notice") to the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent), as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may result in Adverse Consequences for which indemnification may be sought under subsections (b) or (c) above. Failure to submit any such Claim Notice to any Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) shall not relieve such Indemnifying Party of any liability hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure.

The Indemnifying Party shall be deemed to have accepted the Claim Notice and to have agreed to pay the Claim if such Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) does not send a notice of dispute to the Indemnified Party within forty-five (45) calendar days after receiving the Claim Notice, and in such case payment procedures shall be as set forth in subsection
(d)(ii) below. Such acceptance shall be referred to as an "Acceptance" herein. In the case of a disputed Claim, the parties shall follow the procedures set forth in subsection (d)(i) below.

                  (i) If the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) disputes the validity, amount or calculation of any Claim, the following procedures shall be followed with respect to such Claim:

                        (A) the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) shall give written notice of such dispute to the Indemnified Party, within thirty (30) days after the delivery of the Claim Notice to the Indemnifying Party.

                        (B) If the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) and the Indemnified Party reach an agreement with respect to the proper determination of the Claim, the parties shall follow the procedures set forth in subsection (d)(ii) below.

                        (C) If the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) and the Indemnified Party are unable to reach agreement with respect to the proper determination of the Claim within sixty
(60) days after delivery by Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) of its response to the Claim Notice, each of the parties agrees that any party may commence legal action either to obtain a judicial determination of the Claim unless the amount of the Claim is at issue in pending litigation with a third party, in which event the action shall not be commenced until such amount is ascertained or such Parties agree to the commencement of such action. As used herein, a "judicial determination" means (i) a written compromise or settlement signed by the party asserting the Claim and the party against which the Claim is asserted (or in the case of the Sellers, the Sellers' Agent) or (ii) a binding arbitration award or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been perfected) which resolves a Claim. Upon resolution the parties shall follow the procedures set forth in subsection (ii) below.

                  (ii) If the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) does not dispute the validity, amount and calculation of a Claim or any dispute regarding such Claim has been resolved pursuant to the procedures set forth in subsection (d)(i) above, the Indemnifying Party shall pay the Claim within forty-five (45) days of receipt of the Claim Notice, if the Claim was undisputed, or within fifteen (15) days of the resolution of the dispute, which shall occur pursuant to the procedures set forth in subsection
(d)(i) above. The Buyer shall be entitled to settle and satisfy all Claims by offsetting the amount due Buyer therefor against any Additional Consideration that may be due the Indemnifying Party under Section 2(c). For all eligible Claims made under Section 9(b)(i) on or prior to June 30, 2004, Buyer shall exercise its right of offset against the Additional Consideration payment due for the 2004 Fiscal Year Period. To the extent that the Additional Consideration due for the 2004 Fiscal Year Period as of June 30, 2004 (which shall not include any amounts that are in dispute) is insufficient to satisfy all such Section 9(b)(i) Claims, Buyer may pursue any other legal remedies available to it hereunder against Sellers and/or Guarantor to satisfy and collect such eligible Claims. For all Claims made under Section 9(b)(i) after June 30, 2004 and on or prior to June 30, 2005, Buyer shall exercise its right of offset against the Additional Consideration payment due for the 2005 Fiscal Year Period as of June 30, 2005 (which shall not include any amounts that are in dispute). To the extent that the Additional Consideration due for the 2005 Fiscal Year Period is insufficient to satisfy all such Section 9(b)(i) Claims, Buyer may pursue any other legal remedies available to it hereunder against Sellers and/or Guarantor to satisfy and collect such Claims. Buyer shall have no obligation to offset any amounts due it for Claims under
Section 9(b)(ii) and it may pursue any legal remedies available to it to satisfy and collect such claims, whether directly against a Seller and/or Guarantor or by way of offset, in each case as Buyer may determine in its sole discretion, subject to the $10,000,000 limit provided therein.

            (e) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent), as the case may be, as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided, however, the failure of any Indemnified Party to give timely notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that any Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) demonstrates it was prejudiced by such failure. After such notice, if the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) shall send a written acknowledgement to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent), shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both any Indemnifying Party and any Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing, provided that the Sellers shall be entitled to only one (1) such counsel chosen by the Sellers' Agent, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the notice of claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent)) have the right to undertake, at the Indemnified Party's cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent), which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party (or in the case of the Sellers, the Sellers' Agent) reasonably informed of the progress of any such defense, compromise or settlement of any action effected pursuant to and in accordance with this subsection (e) for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Adverse Consequences by reason of such settlement or judgment, subject to any limitations set forth herein.

            (f) Releases and Waiver of any Contribution Rights. Effective as of the Closing, each Seller and Dan J. Costa waives any rights that it or he may have against Target, including any rights of contribution, and releases Target from any claims that it may then or ever have against Target for any reason whatsoever, excluding (i) all rights expressly set forth in this Agreement and
(ii) in Dan J. Costa's case, his rights under the Consulting Agreement. Each Seller hereby expressly acknowledges and agrees that the indemnity obligations under this Section 9 shall apply notwithstanding that the matter subject to indemnification involves an act or omission by the Target and that the Seller shall not seek or receive indemnification or contribution from the Target with respect to such claim for indemnification or contribution. Each Seller and Dan
J. Costa hereby waives and relinquishes all rights and benefits afforded by
Section 1542 of the California Civil Code, which states as follows:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS TO WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Each Seller and Dan J. Costa understands and acknowledges the significance and consequence of this waiver of Section 1542 and nevertheless elects to, and does, release those claims described in this Section 9(f), known or unknown, that it may have now or in the future arising out of or relating to any event arising on or prior to the date of this Agreement.

            (g) Exclusive Remedy. From and after the Closing, the indemnification provided in Section 9 with respect to the misrepresentations or breached warranties by a Seller or Buyer shall be the sole and exclusive remedy for such claims other than for common law fraud claims, intentional breaches and claims for equitable remedies.

      10. Information. Each Party agrees that it will cooperate with and make available for review and reproduction to the other Party, during normal business hours, all books, records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books, records, information or employees for any reasonable business purpose (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege). The Party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees. All information received pursuant to this Section 10 shall be subject to the terms of Section 6(c). Each Party further agrees to retain all books, records and information covered by this
Section 10 for a period of at least four (4) years following the Closing.

      11. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent of the Parties at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers' Agent at any time prior to the Closing (A) in the event that the Target or any Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers' Agent of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before November 1, 2003, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

                  (iii) the Sellers may terminate this Agreement by having the Sellers' Agent give written notice to the Buyer at any time prior to the Closing
(A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers' Agent has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before November 1, 2003, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers or Target themselves breaching any representation, warranty or covenant contained in this Agreement).

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      12. Miscellaneous.

            (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers' Agent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading requirement concerning its publicly-traded securities (in which case the disclosing Party will notify the other Parties of such disclosure forty-eight (48) hours prior to making the disclosure).

            (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (c) Entire Agreement; Confidentiality Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Confidentiality Agreement shall nevertheless continue in full force and effect.

            (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer, the Target and each of the Sellers; provided, however, that the Buyer and any Seller may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases such Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be deemed effectively given (i) upon personal delivery to the Party notified, (ii) five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized air courier service such as DHL or Federal Express for next day delivery, or (iv) on the day of facsimile transmission, with confirmed transmission, to the facsimile number shown below (or to such other facsimile number as the Party to be notified may indicate by ten (10) days advance written notice to the other Party in the manner herein provided), provided that notice is also given under clauses (i), (ii) or (iii) above; in any such case addressed to the Party to be notified at the address indicated below for that Party, or at such other address as that Party may indicate by ten (10) days advance written notice to the other Party in the manner herein provided:

      If to the Sellers or the Sellers'
      Agent, and if prior to the
      Closing, the Target:                        Dan J. Costa
                                                  1524 Princeton Avenue

                                                  Modesto, California  95350

      with a copy to:                             Latham & Watkins LLP
                                                  135 Commonwealth Drive
                                                  Menlo Park, CA  94025
                                                  Attn:  Ora T. Fisher, Esq.
                                                  fax:  (650) 463-2600

      If to the Buyer, and if after
      the Closing, the Target:                    Phoenix Footwear Group, Inc.
                                                  5759 Fleet Street, Suite 220
                                                  Carlsbad, California  92008

      with a copy to:                             Woods Oviatt Gilman LLP
                                                  700 Crossroads Building
                                                  2 State Street
                                                  Rochester, New York  14614
                                                  Attn:  Gordon E. Forth, Esq.
                                                  Fax:  (585) 454-3968

      If to Jeff Hamilton pursuant
      to Section 5(e) herein:                     Jeff Hamilton
                                                  3320 Tully Road, Suite 12
                                                  Modesto, California  95350
                                                  Fax:  (209) 577-5630


Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Target and the Sellers' Agent on behalf of each of the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


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
            (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k) Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that, if the transactions contemplated by this Agreement are consummated, the Sellers shall pay the reasonable legal and accounting fees and expenses of Target, plus any fees payable to Deloitte & Touche Corporate Finance LLP, incurred in connection with this Agreement.

            (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

            (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in or for the County of Stanislaus in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(g) above. Nothing in this Section 11(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

            (o) Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


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
            (p) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.


                            [Signature Page Follows]


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
N WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                        BUYER:

                                        PHOENIX FOOTWEAR GROUP, INC.

                                        By:      /s/ James Riedman
                                                 -----------------------------
                                        Name:    James Riedman
                                        Title:   Chairman and CEO

                                        SELLERS:

                                        THE DAN J. AND DENISE L. COSTA 1997
                                        FAMILY TRUST

                                        By:      /s/ Dan J. Costa
                                                 -----------------------------
                                                 Dan J. Costa, Trustee

                                        By:      /s/ Denise L. Costa
                                                 -----------------------------
                                                 Denise L. Costa

                                        THE KELSIE L. COSTA TRUST

                                        By:      /s/ Douglas C. Vient
                                                 -----------------------------
                                                 Douglas C. Vient, as Trustee

                                        THE DANIEL S. COSTA TRUST

                                        By:      /s/ Douglas C. Vient
                                                 -----------------------------
                                                 Douglas C. Vient, as Trustee

                                        TARGET:

                                        ROYAL ROBBINS, INC.

                                        By:      /s/ Dan J. Costa
                                                 -----------------------------
                                        Name:    Dan J. Costa
                                        Title:   Chief Executive Officer

                         LIST OF SCHEDULES AND EXHIBITS

Schedule A     List of Royal Robbins Trademarks

Schedule B     Purchase Price Allocation

Schedule C     Contingent Earn-Out Amount

Schedule D     Form of Contingent Earn-Out Amount Statement

Schedule E     Target Financial Statements

Schedule F     Target 2004/2005 Budget

Exhibit A      Non-Competition and Confidentiality Agreement

Exhibit B      Award Letter

Exhibit C      Consulting Agreement

Exhibit D      5.11 Transfer Agreement Amendments

Exhibit E      Earn-Out Letter of Credit

Sellers' Disclosure Schedules

Target's Disclosure Schedules


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